Exhibit 10.3

AMENDMENT NO. 9
TO
CREDIT AGREEMENT

AMENDMENT NO. 9 (this “Amendment”), dated as of December 16, 2011, to the Credit Agreement, dated as of December 21, 2006, by and between Alterra Bermuda Limited, a Bermuda company (the “Borrower”) and The Bank of Nova Scotia (the “Lender”), as amended by Amendment No. 1, dated as of December 20, 2007, Amendment No. 2, dated as of December 18, 2008, Amendment No. 3, dated as of December 17, 2009, Amendment No. 4, dated as of May 3, 2010, Amendment No. 5, dated as of August 30, 2010, Amendment No. 6, dated as of December 1, 2010, Amendment No. 7, dated as of December 13, 2010, and Amendment No. 8, dated as of December 12, 2011 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Capitalized terms used herein and not herein defined shall have the meanings set forth in the Credit Agreement.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and the Lender has agreed thereto.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The defined term “Base Rate” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Base Rate means, for any day, a fluctuating rate per annum equal to the highest of (a) Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate”, and (c) the LIBO Rate on such day plus 1%. The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

2. The defined term “Cash” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the term “Dollars” contained therein with the term “US Dollars”.

3. The defined term “Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Commitment Termination Date means the earlier of (a) December 14, 2012, and (b) the occurrence of a Commitment Termination Event.

4. The defined terms “Amendment No. 5 Effective Date” and “Dollar(s)” contained in Section 1.1 of the Credit Agreement is each hereby deleted in its entirety.

5. The defined term “Existing Agreement” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Existing Agreement means each of (a) the Credit Agreement, dated as of December 16, 2011, among Alterra Capital Holdings Limited, a Bermuda company , the Borrower, certain other Subsidiaries of Alterra Capital Holdings Limited party thereto, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, fronting bank and L/C administrator, (b) Total Return Equity Swaps, and (c) the Master Reimbursement Agreement and the Reinsurance Deposit Agreement, each dated as of July 2, 2009 (each as amended, restated, supplemented or otherwise modified from time to time), between the Borrower (as successor to Harbor Point Re) and Citibank Europe plc.

6. The defined term “Final Expiry Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Final Expiry Date” means (i) with respect to Canadian Letters of Credit, the date that is thirteen months after the Commitment Termination Date, and (ii) with respect to all other Letters of Credit, the first anniversary of the Commitment Termination Date.

7. The defined term “LC Disbursement” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

LC Disbursement means a US LC Disbursement or a Canadian LC Disbursement.

8. The defined term “LC Obligations” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

LC Obligations means, at any time, the US LC Obligations and the Canadian LC Obligations.

9. Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms therein their proper alphabetical order:

Amendment No. 9 Effective Date has the meaning given to such term in Amendment No. 9 hereto.

Applicable Rate means (a) with respect to each Canadian LC Disbursement, the Canadian Base Rate, and (b) with respect to each US LC Disbursement, the Base Rate.

Canadian Base Rate means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the higher of (i) the fluctuating rate of interest per annum equal to the rate of interest established and publicly announced by the Lender, from time to time, as its prime rate for Canadian Dollar commercial loans made in Canada (with each change in such prime rate being effective on the date such change is publicly announced as effective (it being understood and agreed that such prime rate is a reference rate used by the Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by the Lender to any debtor)) and (ii) CDOR for such day plus .50%.

Canadian Dollar(s) and the sign “C$” means lawful money of Canada.

Canadian LC Disbursement means a payment made by the Lender in respect of a Drawing Request under a Canadian Letter of Credit.

Canadian LC Obligations means (a) the aggregate undrawn stated amount of all outstanding Canadian Letters of Credit plus (b) without duplication, the aggregate unpaid amount of all Canadian LC Disbursements.

Canadian Letter of Credit means any Letter of Credit denominated in Canadian Dollars.

CDOR means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) quoted by the Lender as the rate for its 30 day Canadian Dollar bankers’ acceptances appearing on the Reuters Screen CDOR page as of 10:00 A.M. (Toronto, Canada time) on such day, provided that if such rate does not appear on the Reuters Screen CDOR page at such time on such day, the rate for such day will be the average (as determined by the Lender in good faith and in a commercially reasonable manner) of all of the bankers’ acceptances discount rates posted on the Reuters Screen CDOR page for 30 day Canadian Dollar bankers’ acceptances at such time on such day with respect to the Schedule I chartered banks of Canada.

Equivalent Canadian LC Obligations means, as of any date, (a) the Canadian LC Obligations, multiplied by (b) the Spot Rate.

“LIBO Rate” as of the any date of determination, the rate of interest per annum that appears on Reuters LIBOR01 Page as of 11:00 a.m., London time, in an amount equal to $1,000,000 for dollar deposits with a maturity of one month. If Reuters LIBOR01 Page does not include such a rate or is then unavailable, then LIBO Rate shall mean, as of the date of determination, the rate of interest per annum quoted by the Lender to leading banks in the London interbank market as the rate at which the Lender is offering dollar deposits in an amount equal to $1,000,000 for dollar deposits with a maturity of one month at approximately 11:00 a.m., London time.

Spot Rate means, on any date of determination, (a) the rate at which Canadian Dollars may be exchanged into US Dollars as published in the most recent national print edition of The Wall Street Journal, or (b) if such rate does not appear therein, the rate at which, in accordance with normal banking procedures, the Lender could (acting in good faith and in a commercially reasonable manner) purchase US Dollars with Canadian Dollars in the city in which the Lender normally conducts its foreign exchange operation for Canadian Dollars at 2:00 p.m., New York time, on the date immediately preceding such date of determination.

US Dollar(s) and the sign “$” means lawful money of the United States of America.

US Dollar Equivalent LC Obligations means, as of any date, the sum of (a) the US LC Obligations, and (b) the Equivalent Canadian LC Obligations.

US LC Disbursement means a payment made by the Lender in respect of a Drawing Request under a US Letter of Credit.

US LC Obligations means (a) the aggregate undrawn stated amount of all outstanding US Letters of Credit plus (b) without duplication, the aggregate unpaid amount of all US LC Disbursements.

US Letter of Credit means any Letter of Credit denominated in US Dollars.

10. Section 2.1(a) of the Credit Agreement is hereby amended and restated as follows:

(a) Commitment. Upon and subject to the terms and conditions hereof, the Lender hereby agrees to Issue from time to time before the Commitment Termination Date Letters of Credit at the request of the Borrower and in support of the obligations of the Borrower or Alterra Reinsurance USA Inc., provided that the Lender shall not be obligated to Issue any Letter of Credit if as of the date of issuance of such Letter of Credit (A) the LC Obligations outstanding shall exceed the lesser of (x) the Commitment and (y) the Borrowing Base, or (B) the conditions in Section 2.2(b) are not met.

11. Sections 2.1(a), 2.9, 2.10(a) and 2.11(a) of the Credit Agreement are each hereby amended by replacing the defined term “LC Obligations” in each instance it appears therein with the defined term “US Dollar Equivalent LC Obligations”.

12. Clause (ii) of Section 2.2(a) of the Credit Agreement is amended and restated in its entirety as follows:

(ii) the face amount of such Letter of Credit, and whether such Letter of Credit shall be a Canadian Letter of Credit or a US Letter of Credit,

13. Clause (iii) of Section 2.2(b) of the Credit Agreement is amended and restated in its entirety as follows:

(i) the expiry date of such Letters of Credit would occur (A) with respect to any US Letter of Credit, more than twelve months after the date of issuance or last extension or such later date as Lender may, in its sole and absolute discretion, agree or (B) with respect to any Canadian Letter of Credit, more than thirteen months after the date of issuance or last extension or such later date as Lender may, in its sole and absolute discretion, agree;

14. Clause (v) of Section 2.2(b) is hereby amended by replacing the defined term “Dollars” contained therein with “US Dollars or Canadian Dollars”.

15. Section 2.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 2.3 Drawings and Reimbursements. With respect to each Letter of Credit for which the Lender receives a request for a drawing which is in form and substance reasonably satisfactory to the Lender (a “Drawing Request”), the Lender shall promptly (and in any event no later than one (1) Business Day following the date of the related LC Disbursement) notify the Borrower of such Drawing Request (which notice may be oral if immediately confirmed in writing (including by facsimile)) and upon receipt of such notification, the Borrower shall (a) with respect to each Canadian LC Disbursement, promptly reimburse the Lender for the amount of such Canadian LC Disbursement related to such Drawing Request by delivering to the Lender in immediately available Canadian Dollars the amount of such Canadian LC Disbursement, and (b) with respect to each US LC Disbursement, promptly reimburse the Lender for the amount of such US LC Disbursement related to such Drawing Request by delivering to the Lender in immediately available US Dollars the amount of such US LC Disbursement.

16. Section 2.7(a) of the Credit Agreement is hereby amended by replacing the defined term “Base Rate” appearing therein with the defined term “Applicable Rate”.

17. Section 2.8(a) is hereby amended by replacing the term “Dollars” contained therein with the term “US Dollars”.

18. Section 2.10(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) On the Final Expiry Date for the Letters of Credit or, if earlier, the date the LC Obligations are accelerated pursuant to Section 7.2, and until the final expiration date of all Letters of Credit and thereafter so long as any LC Obligations are payable hereunder, the Borrower shall immediately cash collateralize the Obligations with (i) Canadian Dollars in an amount equal to 102% of the outstanding Canadian LC Obligations and (ii) Cash and Cash Equivalents in an amount equal to 102% of the outstanding US LC Obligations, and the Borrower shall take such actions as may be necessary to ensure that the Collateral in the Custody Account consists solely of Canadian Dollars, Cash and Cash Equivalents in the required amount. If requested by the Lender, the Borrower shall deposit such Collateral (whether by transfer from the Custody Account or otherwise) in a special collateral account pursuant to arrangements satisfactory to the Lender (the “LC Collateral Account”) at the Lender’s office in the name of the Borrower but under the sole control of the Lender, for the benefit of the Lender, and the Borrower shall have no interest therein except as set forth in Section 7.3.

19. Section 2.11(b)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) The Borrower shall pay to the Lender a letter of credit fee in an amount equal to the sum of (x) an amount, in US Dollars, equal to 0.50% per annum on the average maximum stated amount of each US Letter of Credit Issued and outstanding during such period (less any US LC Disbursement with respect thereto), and (y) an amount, in Canadian Dollars, equal to 0.50% per annum on the average maximum stated amount of each Canadian Letter of Credit Issued and outstanding during such period (less any Canadian LC Disbursement with respect thereto). Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on December 29, 2006, through the Final Expiry Date with the final payment to be made on the Final Expiry Date.

20. Section 2.12(a) of the Credit Agreement is hereby amended by replacing the words “Base Rate” contained therein with the words “Base Rate or Canadian Base Rate”.

21. Clause (b) of Section 6.7 is hereby amended and restated in its entirety as follows: “(b) restrictions in the Existing Agreements as in effect on the Amendment No. 9 Effective Date (the “Existing Restrictions”), and”.

22. Section 7.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 7.2 Effect of Event of Default. If any Event of Default described in Section 7.1(e) shall occur, the Commitment shall terminate and all of the Obligations shall become immediately due and payable, and the Borrower shall become immediately obligated to deliver to the Lender for deposit in the LC Collateral Account collateral security for the Obligations in the form of (x) Cash and Cash Equivalents in an amount equal to 102% of the outstanding US LC Obligations, and (y) Canadian Dollars in an amount equal to 102% of the outstanding Canadian LC Obligations, all without demand or other notice of any kind; and, in the case of any other Event of Default, the Lender may, (i) terminate the Commitment, (ii) declare all or any portion of the Obligations to be due and payable, and/or (iii) demand that the Borrower immediately deliver to the Lender for deposit in the LC Collateral Account collateral security for the Obligations in the form of (x) Cash and Cash Equivalents in an amount equal to 102% of the outstanding US LC Obligations, and (y) Canadian Dollars in an amount equal to 102% of the outstanding Canadian LC Obligations, all without demand or other notice of any kind, whereupon the Commitment shall terminate, all or such portion of the Obligations shall become immediately due and payable, and/or the Borrower shall be obligated to immediately deliver to the Lender such Canadian Dollars, Cash and Cash Equivalents, as the case may be, all without further demand or other notice of any kind. The Lender shall promptly advise the Borrower of any such declaration but failure to do so shall not impair the effect of such declaration.

23. Section 7.3(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) If at any time after the Borrower has been required to deposit amounts in, or to deliver to the Lender amounts for deposit in, the LC Collateral Account (or maintain Collateral in the Custody Account) pursuant to Section 2.10 or Section 7.2, the Lender determines that the amount on deposit in the LC Collateral Account or the Custody Account, as applicable, is less than 102% of the amount of the respective outstanding LC Obligations for which such Collateral has been deposited or is not in, or is not denominated in, the appropriate currency, the Lender may demand the Borrower to deposit, and the Borrower shall, upon such demand and without any further notice, pay to the Lender for deposit in the LC Collateral Account or deposit in the Custody Account, as applicable, funds in or denominated in the appropriate currency necessary to cure any such shortfall.

24. Section 7.3(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e) If, on any day upon which (i) there is cash or Cash Equivalents in the LC Collateral Account, and (ii)(1) the lesser of the Commitment and the Borrowing Base exceeds (2) 102% of the US Dollar Equivalent LC Obligations, the Borrower may by written notice to the Lender request that the Lender return such excess (or such lesser amount as the Borrower shall have requested) to the Borrower and, promptly (and in any event within one (1) Business Day) after receipt of such notice, the Lender shall so return such excess (or such lesser amount) to the Borrower, provided that immediately before and after giving effect thereto no Event of Default shall or would exist and there shall be no Default under Section 7.1(g)(x).

25. The Credit Agreement is hereby amended by adding a new SECTION 9.20 thereto as follows:

SECTION 9.20 Judgment Currency.

(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due from it to the Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency the Lender may (acting in good faith and in a commercially reasonable manner in accordance with normal banking procedures) purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to the Lender in the Agreement Currency, the Borrower agrees notwithstanding any such judgment to indemnify the Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Lender, the Lender agrees to remit to the Borrower such excess.

26. Schedules 1.2, 4.1, 4.2, 4.7, 4.9, and 4.10 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1.2, 4.1, 4.2, 4.7, 4.9, and 4.10 to this Amendment.

27. Exhibit A to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit A to this Amendment.

28. Exhibit B to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit B to this Amendment.

29. Paragraphs 1 through 28 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment No. 9 Effective Date”):

(a) The Lender shall have received from the Borrower either (i) a counterpart of this Amendment executed on behalf of the Borrower or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b) The Lender shall have received a closing certificate, duly executed by the proper parties and substantially in the form of Annex I hereto;

(c) The Lender shall have received the written opinion of Conyers Dill & Pearman, as special Bermuda legal counsel to the Borrower, each in form and substance reasonably acceptable to the Lender; and

(d) All fees and expenses payable to the Lender and invoiced to the Borrower at least three (3) Business Days prior to the Amendment No. 9 Effective Date (including the reasonable fees and expenses of counsel to the Lender) due and payable on or prior to the Amendment No. 9 Effective Date shall have been paid.

30. The Borrower (i) reaffirms and admits the validity and enforceability against the Borrower of each Credit Document and all of its obligations thereunder, (ii) agrees and admits that it has no defense to or offset against any such obligation, and (iii) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, no Default has occurred and is continuing.

31. This Amendment may be executed in any number of counterparts, each of which shall be original and all of which shall constitute one agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

32. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

33. Except as amended hereby, the Credit Agreement shall in all other respects remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ALTERRA BERMUDA LIMITED

By:
Name:
Title:

THE BANK OF NOVA SCOTIA

By:
Name:
Title: